News Release

CONTACTS:
Investors:
      Joe Selner, Chief Financial Officer
      920-491-7120

Media:
      Jon Drayna, Corporate Communications
       920-491-7006

Associated closes First Federal acquisition

        GREEN BAY, Wis. – Oct. 29, 2004 – Associated Banc-Corp (NASDAQ: ASBC) today completed its acquisition of First Federal Capital Corp (NASDAQ: FTFC) of La Crosse, Wis.

         “We warmly welcome First Federal’s 250,000 customers and the employees who serve them to the Associated family. Our customers can look forward to building on the personal relationships they have with our staff in their local bank offices. They will enjoy a greatly expanded range of financial products and a branch system of 300 offices for greater convenience,” said Paul Beideman, president and CEO of Associated Banc-Corp.

        Under the terms of the transaction, as previously announced, First Federal shareholders will receive 0.9525 shares of Associated common stock for each share of First Federal common stock, an equivalent amount of cash, or a combination of both. Based on Associated’s closing stock price today of $34.69 per share, cash will be paid at rate of $33.04 for each share of First Federal stock converted to cash.

        The merger agreement requires the total consideration for outstanding First Federal shares to equal 90 percent Associated stock and 10 percent cash (including cash paid for fractional shares). First Federal shareholders’ elections for cash consideration have, in the aggregate, exceeded 10 percent of the outstanding shares. As such, the pool of shares initially elected to be converted to cash will be adjusted downward on a pro rata basis. Associated’s transfer agent, National City Bank, is in the process of establishing the proration, which only affects those First Federal shareholders who made a cash election. Letters of transmittal and other instructions will be mailed to all First Federal shareholders on or about Nov. 3.

         Additionally, Associated’s board appointed two new members from the board of First Federal, in accordance with the merger agreement between the two companies.

        Jack C. Rusch, 58, president and CEO of First Federal, was named to Associated’s board effective immediately. Rusch has been with First Federal since 1984 and has been president and CEO since 2000. He holds a bachelor of business administration degree from the University of Wisconsin-Madison, and an MBA from the University of Wisconsin-Oshkosh. He is also a certified public accountant.

        Richard T. Lommen, 60, was also appointed to Associated’s board. Lommen has been vice chairman of First Federal Capital Corp’s board since April 2002. He has been a board member since 1989. Lommen received a bachelor of business administration degree from the University of Wisconsin-La Crosse in 1968. He has been the president of Courtesy Corporation, a McDonald’s restaurant franchisee, located in La Crosse, for more than 35 years.

         Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of approximately $20 billion, including First Federal. Associated serves more than 150 communities in Wisconsin, Illinois, and Minnesota with approximately 300 banking offices, including approximately 93 offices of First Federal. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.AssociatedBank.com.

        Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of the word “will,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.